Exhibit 23.3
Consent of Independent Auditor
The Board of Directors
Azure Midstream Holdings LLC:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-203451) and on Form S-8 (No. 333-190300) of Azure Midstream Partners, LP of our report dated April 24, 2014, with respect to the balance sheets of TPF II East Texas Gathering, LLC as of November 14, 2013 and December 31, 2013, and the related statements of operations, member’s equity, and cash flows for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, which report appears in the Current Report on Form 8‑K/A of Azure Midstream Partners, LP dated October 5, 2015.
/s/ KPMG LLP
Omaha, Nebraska
October 5, 2015